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                                                                   EXHIBIT 10(q)

       [Consulting Agreement between the Company and Dr. Scott Hultgren]


                                   AGREEMENT

     This Agreement made this 9th day of July, 1997 ("Effective Date"), by and between SIGA PHARMACEUTICALS, INC. a Delaware corporation having a place of business at 666 Third Avenue, 30th Floor, New York, NY 10017 (hereinafter "SIGA"), and Dr. SCOTT HULTGREN, an individual residing at 1637 Country Hill Lane, Ballwin, MO 63021 (hereinafter "Individual").

     WHEREAS, SIGA is in the business of researching and developing antibiotic products (hereinafter "SIGA Business"); and

     WHEREAS, SIGA has and will have certain materials, compounds, compositions, chemicals, biologics owned or controlled by SIGA and/or which SIGA has received from third parties under an obligation of confidentiality (individually and collectively "SIGA Materials") and certain technical and business information which pertains to SIGA Business and/or SIGA Materials which information is owned or controlled by SIGA and/or which is received individually and collectively as "SIGA Information"; and

     WHEREAS, Individual is desirous of becoming a consultant to SIGA with respect to SIGA Business; and

     WHEREAS, SIGA is desirous of retaining Individual as a consultant with respect to SIGA Business; and

     WHEREAS, Individual will have access to SIGA Material and SIGA Information; and

     NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties hereto agree as follows:

     1.(a) Individual shall provide consulting services, as requested by SIGA with respect to SIGA Business for a period of one (1) year from the Effective Date of this Agreement. This Agreement may be extended for up to four (4) additional one year terms by mutual agreement.

     (b) Individual's consulting services will include:

     I)  providing scientific scrutiny of programs funded by SIGA with respect to the appropriateness of its research and development programs and potential impact of alternative technologies;
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     II)  advising SIGA concerning developments in research and the potential of such developments as a basis for developing new products;

     III) recommending persons who might be appropriate as consultants or scientific staff for SIGA;

     IV) membership on the Scientific Advisory Board ("SAB") of SIGA, at meetings to be held not more frequently than quarterly.

     (c) Individual will also be available for consultation with SIGA by correspondence or telephone, the latter at SIGA's expense, and when necessary for meetings at mutually agreed times and locations, such activities not to exceed twenty (20) days per year.

     (d) Individual will consult exclusively for SIGA in the area of SIGA Business while retained as a consultant by SIGA.

     2. As compensation for consulting services, pursuant to this agreement, Individual will receive:

     (a) Thirty thousand dollars ($30,000) per year, payable in four equal installments on the first day of each quarter. Payments for partial quarters will be pro rata based on the number of days this Agreement is in effect during such quarters. The first payment will be made within thirty (30) days of the Effective Date.

     (b) Individual will also receive reimbursement made in accordance with policy and practice of SIGA for reasonable, authorized, out-of-pocket expenses for each visit to SIGA or such other place as authorized by SIGA, upon presentation of appropriate expense vouchers.

     (c) Five thousand (5,000) six (6) year warrants to purchase five thousand (5,000) shares of SIGA common stock at the initial public offering price (the "IPO Price") of the SIGA's Common Stock, par value $.0001 (the "Warrants"). The Warrants shall vest in 50% increments on the first and second anniversaries of the Effective Date of this Agreement and shall expire on the sixth anniversary of the Effective Date of this Agreement.

     (d) The Compensation, reimbursement and Warrants described in this paragraph shall be the only amounts due or payable to the Individual for consulting services provided under this Agreement.

     3. Individual hereby agrees to disclose to SIGA promptly in writing any invention, development, information or idea whether patentable or not made and/or conceived by Individual alone or with others in the course of performing consulting services as defined in Paragraph 1 and/or which is based on SIGA Materials or SIGA Information (hereinafter "Developed Technology"). Individual hereby waives whatever rights he may now or hereafter

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have in and to any Developed Technology and agrees to execute whatever additional documents may be necessary to perfect such waiver.

     4. Individual agrees to assign and hereby does assign to SIGA or its nominee or successor all right, title and interest in and to Developed Technology, and further agrees to execute such further papers, and perform all such acts as may be necessary to perfect such assignment.

     5. In the event that SIGA makes or proposes to make any United States or foreign patent applications relating to Developed Technology owned by SIGA pursuant to Paragraph 4, Individual shall cooperate fully with SIGA and its patent counsel in preparing and prosecuting any such application.

     6. Individual further agrees tary to enable SIGA to publish or protect Developed Technology owned by SIGA by patent or otherwise in any and all countries and vest title to said patents, inventions, improvements, ideas and applications in SIGA or its nominees, successors or assigns and to render all such assistance as SIGA may require in any patent office proceeding or litigation involving the Developed Technology owned by SIGA.

     7. Unless excluded pursuant to Paragraph 8 below, Developed Technology owned by SIGA will be considered to be confidential and will be maintained in confidence by Individual and will not be transferred or disclosed to any person or entity or used by Individual for any purpose other than for the benefit of SIGA.

     8. Specifically excluded from the obligations of confidentiality of this Agreement are SIGA Information, SIGA Materials, and Developed Technology:

     (a) which at the time of disclosure are already in the public domain;

     (b) which Individual can demonstrate by written evidence were in the possession of Individual prior to disclosure by SIGA;

     (c) which subsequently become part of the public domain through no fault of Individual;

     (d) which become known to Individual subsequent to the disclosure by SIGA through a third party who is not under any obligation of confidentiality to SIGA.

     9. The fact that general information may be in or become part of the public domain, in and of itself, does not exclude any specific information or specific material from the obligations of this Agreement.

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     10.  No rights or licenses in or to SIGA Information, SIGA Materials or
Developed Technology are granted to Individual by virtue of this Agreement.

     11. At the request of SIGA, Individual shall return to SIGA any and all materials and physical documents, whether prepared by SIGA or by Individual, when such materials or documents are, include or incorporate SIGA Materials, SIGA Information or Developed Technology. The term document is used in its broadest sense and include electronic information in the form of discs, tapes, etc.

     12. Individual represents and warrants that to the best of his knowledge he is permitted to enter into this Agreement and perform the obligations contemplated thereby and that this Agreement and the terms and obligations thereof are not inconsistent with or in violation of his present employment or with any other obligation he may have.

     13. This Agreement constitutes the entire and exclusive Agreement between Individual and SIGA with respect to the subject matter thereof and supersedes any prior or contemporaneous agreements, representations and understandings of the parties with respect thereto. No supplement, modification or amendment of this Agreement shall be binding upon SIGA or Individual unless set forth in a written agreement executed by SIGA and Individual.

     14. Except for his present employment with Washington University School of Medicine, Individual agrees that while employed as a consultant for SIGA and for one year after termination of such consulting services he will not directly or indirectly be engaged or be connected with or assist any business, activity or person competing or intending to compete with SIGA Business, whether his involvement shall be as an officer, director, owner, employee, partner, affiliate, consultant, or otherwise.

     15. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fs sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

     Individual further consents to personal jurisdiction in the State of New York for the purposes of enforcing this Agreement and further agrees that the State of New York is and shall be a convenient forum and the law of the State of New York shall govern this Agreement without regard to choice of law principles.

     16. Individual represents, warrants and agrees that he can and will perform the services required by this Agreement without disclosing or using any confidential information

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and/or proprietary information of a third party.

     17. If Individual breaches any of his obligations hereunder, in addition to any other remedies it may have, SIGA shall have the right to terminate this Agreement and SIGA's subsequent obligations hereunder and the consulting services of Individual by written notice to Individual.

     18. The obligations of Paragraphs 4-12, 14-16, 18 and 19 of this Agreement shall survive any termination of this Agreement.

     19. Individual and/or SIGA shall have the right to terminate the consulting services of Individual and SIGA's obligation to compensate Individual by sixty (60) days prior written notice. In the event that the consulting services of Individual are terminated by SIGA under this Paragraph 19 prior to the first anniversary of this Agreement, the obligations of Paragraph 14 shall not be applicable.

     20. This Agreement is also terminated (i) if a Technology Transfer Agreement between SIGA and MedImmune, Inc. and related agreements, including an agreement which provides for the funding of the Individual's research program at Washington University, are not executed prior to December 31, 1997; or (ii) if Washington University's conflict of interest review group determines that this Agreement does not meet Washington University's conflict of interest standards.

     21. This Agreement is also terminated if it is not subsequently approved by Michael Richman at MedImmune, Inc. and Susan Cullen at Washington University.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date indicated above.


                                       SIGA PHARMACEUTICALS, INC.



                                       By: /s/ David H. de Weese
                                           ----------------------
                                           David H. de Weese
                                           President and Chief Executive Officer


                                       DR. SCOTT HULTGREN


                                       /s/ Scott Hultgren
                                       -------------------

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